Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Announces Intention to Open Branch Office in Virginia Beach, Addition to Loan Loss Allowance, and Continued Progress in Review of Financial Statements For 2004 and Prior Periods

Norfolk, Va.: May 6, 2005 – Heritage Bankshares, Inc. (“Heritage”) (OTC Bulletin Board: HBKS) announced today that Heritage Bank & Trust, the sole bank subsidiary of Heritage (the “Bank”), has entered into a lease for office space in the Little Neck Towers Building to open its first branch in the City of Virginia Beach.

Michael S. Ives, President and Chief Executive Officer of Heritage and the Bank, commented that “We are pleased to find such a convenient location in the heart of Virginia Beach to open our first full-service branch in that city. From this new location, we will be able to serve a diverse group of retail and commercial customers in Virginia Beach. This is an exciting step forward for us as we expand our business to parts of Hampton Roads not previously served by the Bank.”

Heritage has also announced that, earlier this week, Bank management determined that certain loans under a lending relationship with one borrower are impaired, as defined under generally accepted accounting principles. Heritage estimates that the amount of the impairment is approximately $369,000 and intends to increase its loan loss reserve by $369,000 to reflect this impairment. Based on its review of the Bank’s records, Heritage believes that this impairment occurred during the calendar year 2004 and intends to reflect the impairment charge in its 2004 financial statements. Subsequent increases or decreases in the valuation allowance related to this impaired loan may be made as circumstances warrant.

Mr. Ives commented “This is an unfortunate situation involving a single borrower. We are not at this time aware of any other problem loans that would appear to require additional provisions for loan losses. The Bank has had a history over the years of outstanding asset quality with low delinquency rates and negligible charge offs. We expect our revised earnings for 2004 to be very respectable even after the additional provision for loan loss.”

Heritage is in the process of restating its previously issued unaudited quarterly financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30,

2004, as well as revising the financial information for the quarter and year ended December 31, 2004 included in Heritage’s Form 8-K filed on January 31, 2005, for reasons related to the treatment of outstanding stock options and certain stock options exercised in 2004 and other matters. Heritage continues to make significant progress in the review and analysis of its financial results, both on an historical and a current basis, and Heritage anticipates that it will conclude its review of the aforementioned financial statements and information within the next 60 days.

Heritage has also announced that Anne Vanderberry has joined Heritage as Vice President and Controller and Debbie B. Brightbill has joined Heritage as Assistant Controller. Mrs. Vanderberry brings 18 years of public corporation experience from her prior roles as Vice President of Finance & Administration of Lafarge Calcium Aluminates and Assistant Controller of Ecolochem. Mrs. Brightbill most recently served as Senior Accountant for Dollar Tree Stores and brings 13 years of bank experience to Heritage.

Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (www.heritagenorfolk.com). Heritage Bank & Trust has four full-service branches in the city of Norfolk and one branch in the city of Chesapeake. The Bank offers 24 hour banking at all of the Norfolk locations. Heritage Bank & Trust provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.